Exhibit 99.1

PRESS RELEASE
For immediate release
TRICO ANNOUNCES PRICING OF $400 MILLION 11.875% SENIOR SECURED NOTES
THE WOODLANDS, TX, October 16, 2009 /PRIMENEWSWIRE/ — Trico Marine Services, Inc. (NASDAQ: TRMA - News) (the “Company” or “Trico”) announced today the pricing of the previously announced offering of $400 million principal amount of 11.875% Senior Secured Notes due November 1, 2014 (the “Senior Notes”) of its wholly owned subsidiary, Trico Shipping AS. The Senior Notes had an aggregate offering price of 96.393% of par. The offering is expected to close on October 30, 2009, subject to customary closing conditions.
Trico intends to use the net proceeds from the offering to repay debt of Trico Supply AS and its subsidiaries that was outstanding on May 14, 2009.
On October 9, 2009, as an exhibit to the Company’s Current Report on Form 8-K, Trico filed audited consolidated financial statements as of December 31, 2008 and 2007, and for each of the three years ended December 31, 2008. These audited consolidated financial statements were filed in connection with Trico Shipping’s offering of the Senior Secured Notes and included a footnote containing supplemental condensed consolidating financial information in accordance with Rule 3-10 of Regulation S-X promulgated by the Securities and Exchange Commission, and reflected the impact of subsequent events on Trico’s liquidity. Trico announced today, as required by Nasdaq Marketplace Rule 5250(b)(2), that these audited consolidated financial statements contained a report of its independent registered public accounting firm which included an explanatory paragraph in respect of Trico’s ability to continue as a going concern. Upon completion of the offering of the Senior Secured Notes, management believes that the Company’s forecasted cash flows and available credit capacity will be sufficient to meet its commitments as they come due over the next twelve months. The financial statements filed on October 9, 2009 also reflected the retrospective application of certain accounting standards that affected comparability to prior periods. The financial statements filed on October 9, 2009 did not reflect any other events occurring after March 12, 2009, or modify or update other disclosures in Trico’s 2008 Annual Report on Form 10-K that may have been affected by subsequent events.
Because the Senior Secured Notes will not be registered under the Securities Act or applicable state securities laws, the Senior Secured Notes may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act and does not constitute an offer to sell or a solicitation of an offer to buy the Senior Secured Notes.
For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.
Certain statements in this press release that are not historical fact may be “forward looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.
Contact info:
Geoff Jones
VP & Chief Financial Officer
(713) 780-9926